EXHIBIT 23.1










                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
World Airways, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of World Airways, Inc. of our report dated March 18, 1996, relating to the balance sheets of World Airways, Inc. as of December 31, 1995 and 1994, and the related statements of operations, changes in common stockholders' (equity) deficit and cash flows for each of the years in the three-year period ended December 31, 1995, and the related financial statement schedule, which report appears in the December 31, 1995 annual report on Form 10-K of World Airways, Inc., incorporated by reference herein.



                                        KPMG PEAT MARWICK LLP


Washington, D.C.
October 1, 1996